Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement of SafeStitch Medical, Inc. (a development stage company) on Form S-8 to be filed on or about September 3, 2013 of our report dated April 1, 2013, on our audits of the consolidated financial statements as of December 31, 2012 and 2011 and for each of the years in the two-year period ended December 31, 2012 and for the period from September 15, 2005 (inception) through December 31, 2012, which report was included in the Annual Report on Form 10-K filed April 1, 2013.

/s/ EisnerAmper LLP

New York, New York

September 3, 2013